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                                                                     EXHIBIT 2.1

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                      PLAN OF CONVERSION AND REORGANIZATION

                                       OF

                                HUDSON CITY, MHC

                            HUDSON CITY BANCORP, INC.

                                       AND

                            HUDSON CITY SAVINGS BANK

             ADOPTED BY THE BOARDS OF DIRECTORS ON DECEMBER 16, 2004

        AMENDED AND RESTATED BY THE BOARDS OF DIRECTORS ON MARCH 29, 2005

================================================================================

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                                TABLE OF CONTENTS

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  Section
   Number                                                                                 Page
INTRODUCTORY STATEMENT...................................................................   1

                                           ARTICLE I.

                                          DEFINITIONS

                                          ARTICLE II.

                                       THE REORGANIZATION

                                          ARTICLE III.

                          PROCEDURE FOR APPROVAL OF THE REORGANIZATION

Section 3.01  Application and Notice.....................................................  10
Section 3.02  Approval of Plan by Voting Members; the Special Meeting....................  10
Section 3.03  Approval of Plan by Stockholders; the Stockholders' Meeting................  10
Section 3.04  Regulatory Approvals.......................................................  11

                                          ARTICLE IV.

                                      SALE OF COMMON STOCK

Section 4.01  General....................................................................  11
Section 4.02  Pricing and Number of Shares of Common Stock; Independent Appraiser........  12
Section 4.03  Subscription Rights........................................................  13
Section 4.04  Syndicated Offering........................................................  15
Section 4.05  Public Offering Alternative................................................  15
Section 4.06  Additional Limitations on Purchases of Conversion Stock....................  17
Section 4.07  Timing of Subscription Offering............................................  19
Section 4.08  Order Forms; Return of Order Forms.........................................  20
Section 4.09  Requirements for Order Form................................................  20
Section 4.10  Rejection of Order Forms; Interpretation of Order Forms....................  21
Section 4.11  Payment for Conversion Stock...............................................  22
Section 4.12  Account Holders in Nonqualified States or Foreign Countries................  23
Section 4.13  Payment of Fees to Brokers.................................................  24
Section 4.14  Time Limits for Sale of Shares; Effect of Inability to Sell................  24
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
                                           ARTICLE V.

                               EFFECT oF REORGANIZATION; CERTAIN
                                    COVENANTS AND AGREEMENTS

Section 5.01  Certificate of Incorporation...............................................  24
Section 5.02  Voting Rights of Stockholders..............................................  24
Section 5.03  Liquidation Account........................................................  25
Section 5.04  Transfer of Deposit Accounts...............................................  27
Section 5.05  Requirements Following Conversion for Registration,
                 Market Making and Stock Exchange Listing................................  27
Section 5.06  Directors and Officers.....................................................  27
Section 5.07  Tax Rulings or Opinions....................................................  27
Section 5.08  Stock Compensation Plans; Employment and Severance Agreements..............  27
Section 5.09  Dividend and Repurchase Restrictions on Stock..............................  28

                                          ARTICLE VI.

                                      CERTAIN RESTRICTIONS

Section 6.01  Restrictions on Stock Purchases by Directors and Officers Following
              the Reorganization.........................................................  28
Section 6.02  Restrictions on Transfer of Stock..........................................  29
Section 6.03  Restrictions on Acquisition of Stock of the Holding Company................  29

                                          ARTICLE VII.

                                         MISCELLANEOUS

Section 7.01  Expenses...................................................................  30
Section 7.02  Amendment or Termination of the Plan.......................................  30
Section 7.03  Interpretation of the Plan.................................................  30
Section 7.04  Severability...............................................................  30
Section 7.05  Miscellaneous..............................................................  31
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      This is a PLAN OF CONVERSION AND REORGANIZATION, dated as of December 16,
2004 and amended and restated as of March 29, 2005, by and among Hudson City,
MHC, Hudson City Bancorp, Inc. and Hudson City Savings Bank.

                             INTRODUCTORY STATEMENT

      The Boards of Directors of Hudson City, MHC, a New Jersey chartered mutual holding company, Hudson City Bancorp, Inc., a Delaware corporation, and Hudson City Savings Bank, a federally chartered stock savings bank, have adopted this Plan of Conversion pursuant to which the Mutual Holding Company proposes to reorganize from mutual to stock form. On July 13, 1999, the Bank, as a New Jersey chartered mutual savings bank, reorganized into the mutual holding company form of organization when it converted to a New Jersey chartered stock savings bank and became the wholly-owned subsidiary of the Holding Company, which in turn became the majority-owned subsidiary of the Mutual Holding Company. Contemporaneously with that reorganization, the Holding Company sold 54,350,000 shares of its common stock to the Bank's eligible depositors and members of the general public, and issued 61,288,300 of its shares of common stock to the Mutual Holding Company. From time to time since that stock offering, the Holding Company has repurchased shares of its common stock from stockholders other than the Mutual Holding Company. On June 10, 2002, the Holding Company paid a 100% dividend on its common stock, with the effect of a two-for-one stock split. On January 1, 2004, the Bank converted to a federal stock savings bank, with the Mutual Holding Company and the Holding Company each becoming a savings and loan holding company regulated by the Office of Thrift Supervision while retaining their respective state charters. As of the date of adoption of this Plan, the Mutual Holding Company held 122,576,600, or 65.85%, of the 186,145,995 shares of outstanding Holding Company Common Stock. For purposes of this Plan, all capitalized terms shall have the meanings assigned to them in Article I hereof.

      As part of the Reorganization provided for herein, the Mutual Holding Company will convert into or exchange its charter for that of a federal mutual holding company, which will then immediately merge with and into the Holding Company with the Holding Company as the surviving entity. Pursuant to this transaction, the Mutual Holding Company will cease to exist and a liquidation account will be established by the Holding Company for the benefit of depositor Members as of specified dates. In connection therewith, a split of Holding Company Common Stock outstanding immediately prior to the effective time thereof shall be effected, and each holder of Holding Company Common Stock, without further action by such holder, shall be entitled to receive additional shares of Holding Company Common Stock based on the Split Ratio, plus cash in lieu of any fractional share interest. In addition, the Holding Company shall offer shares of Conversion Stock in the Offerings as provided herein. At the discretion of the Boards of Directors of the Mutual Holding Company, the Holding Company and the Bank, the Reorganization may be effected in any other manner approved by the OTS that is consistent with the purposes of this Plan and applicable laws and regulations.

      The Boards of Directors of the Mutual Holding Company, the Holding Company and the Bank believe that a conversion of the Mutual Holding Company to stock form is in the best interests of the Mutual Holding Company, the Holding Company and the Bank, as well as the best interests of the Members of the Mutual Holding Company and the Stockholders of the Holding Company. The Boards of Directors determined that this Plan of Conversion equitably

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provides for the interests of the Members through the granting of Subscription
Rights and the establishment of a liquidation account. The Boards of Directors also determined that this Plan of Conversion equitably provides for the interests of the Stockholders through the issuance of additional Holding Company Common Stock in the Stock Split. The Reorganization will result in the raising of additional capital for the Bank and the Holding Company and is expected to result in a more active and liquid trading market for the Holding Company Common Stock than currently exists. In addition, the Reorganization has been structured to re-unite the accumulated earnings and profits retained by the Mutual Holding Company with the retained earnings of the Holding Company through a tax-free reorganization.

      The Reorganization is intended to provide an additional source of capital not now available in order to allow the Bank and the Holding Company to better serve the needs of the community through: increased lending to support continued growth in the Bank's residential real estate loan portfolio; opening or acquiring additional branch offices; financing acquisitions of other financial institutions or other businesses related to banking, although no mergers or acquisitions are currently planned; and other general corporate purposes. In addition, increased opportunities for stock ownership by officers and other employees of the Bank and the Holding Company has proven to be an effective performance incentive and an effective means of attracting and retaining qualified personnel.

      The Board of Directors of the Bank believed that, if a standard conversion had been conducted in 1999, it would have been difficult to invest prudently the larger amount of capital that would have been raised, when compared to the net proceeds raised in connection with the formation of the Mutual Holding Company. A standard conversion in 1999 also would have immediately eliminated all aspects of the mutual form of organization. Since the reorganization in 1999, the Bank and the Holding Company have gained experience as public companies complying with the Securities Exchange Act of 1934, as amended, and in conducting stockholder meetings and other stockholder matters, such as communications, press releases, stock repurchases and dividend payments. Accordingly, the Boards of Directors of the Mutual Holding Company, the Holding Company and the Bank believe that it is in the best interests of such companies and their respective Members and Stockholders to raise additional capital at this time.

                                   ARTICLE I.

                                   DEFINITIONS

      As used in this Plan, the terms set forth below have the following meaning:

      Acting in Concert means (i) knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not pursuant to an express agreement; or (ii) a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise. Persons living at the same address as indicated on the records of the Bank, whether or not related, will be deemed to be Acting in Concert, unless otherwise determined by the Boards of Directors of the Primary Parties. A Person who acts in concert with another Person ("other party") shall also be deemed to be acting in concert

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with any Person who is also acting in concert with that other party, except that any Tax-Qualified Employee Stock Benefit Plan will not be deemed to be acting in concert with its trustee or a Person who serves in a similar capacity solely for the purpose of determining whether stock held by the trustee and stock held by the plan will be aggregated, and participants or beneficiaries of any such Tax-Qualified Employee Stock Benefit Plan will not be deemed to be acting in concert solely as a result of their common interests as participants or beneficiaries. When Persons act together for such purpose, their group is deemed to have acquired their stock. The determination of whether a group is Acting in Concert shall be made solely by the Boards of Directors of the Primary Parties or Officers delegated by such Boards and may be based on any evidence upon which the Board or such delegate chooses to rely, including, without limitation, the fact that such Persons have joint accounts at the Bank or the fact that such Persons have filed joint Schedules 13D or Schedules 13G with the SEC with respect to other companies. Directors, Officers and employees of the Holding Company, the Bank, and the Mutual Holding Company shall not be deemed to be Acting in Concert solely as a result of their capacities as such.

      Affiliate means a Person who, directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with the Person specified.

      Application for Conversion means the application for the Reorganization, including this Plan and all other requisite material, which shall be submitted to the OTS for approval in accordance with Section 3.01 hereof.

      Associate, when used to indicate a relationship with any Person, means (i) a corporation or organization (other than the Mutual Holding Company, the Holding Company, the Bank, or a majority-owned subsidiary of the Bank or the Holding Company), if the Person is a senior officer or partner, or beneficially owns, directly or indirectly, 10% or more of any class of equity securities of the corporation or organization, (ii) any trust or other estate, if the Person has a substantial beneficial interest in the trust or estate or is a trustee or fiduciary of the trust or estate; provided, however, that such term shall not include any Tax-Qualified Employee Stock Benefit Plan or Non-Tax-Qualified Employee Stock Benefit Plan of the Holding Company or the Bank in which such Person has a substantial beneficial interest or serves as a trustee or fiduciary and shall not include any other Person who has a substantial beneficial interest or serves as a trustee or fiduciary of any such Tax-Qualified Employee Stock Benefit Plan or Non-Tax Qualified Employee Stock Benefit Plan, solely as a result of having such interest or serving in such capacity, and (iii) any Person who is related by blood or marriage to such Person and (A) who lives in the same home as the Person, or (B) who is a Director or Officer of the Holding Company or the Bank or any of the subsidiaries of the foregoing.

      Bank means Hudson City Savings Bank, a federal stock savings bank.

      Bank Common Stock means the common stock of the Bank, par value $2.00 per share.

      Code means the Internal Revenue Code of 1986, as amended.

      Community means the counties in which the Bank has a branch office.

      Control (including the terms "controlling," "controlled by," and "under common control with") means the possession, directly or indirectly, of the power to direct or exercise a

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controlling influence over the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

      Conversion Stock means the Holding Company Common Stock to be issued and sold in the Offerings pursuant to the Plan of Conversion.

      Deposit Account means any withdrawable account, including, without limitation, savings, time, demand, NOW accounts, money market, certificate and passbook accounts; provided, however, that the term "Deposit Account" shall not include any escrow accounts maintained at the Bank.

      Director means a member of the Board of Directors of the Mutual Holding Company, the Holding Company or the Bank.

      Eligible Account Holder means any Person holding a Qualifying Deposit on the Eligibility Record Date for purposes of determining Subscription Rights and establishing subaccount balances in the liquidation account to be established.

      Eligibility Record Date means the date for determining Qualifying Deposits of Eligible Account Holders and is the close of business on June 30, 2003.

      ESOP means an Employee Stock Ownership Plan.

      Estimated Valuation Range means the range of the minimum and maximum estimated aggregate pro forma market values of the Conversion Stock to be issued in the Offerings, as set forth in the independent valuation prepared by the Independent Appraiser in accordance with Section 4.02 hereof.

      FDIC means the Federal Deposit Insurance Corporation or any successor thereto.

      Holding Company means Hudson City Bancorp, Inc., an existing Delaware corporation.

      Holding Company Common Stock means the common stock of the Holding Company, par value $.01 per share, which stock cannot and will not be insured by the FDIC or any other governmental authority.

      Independent Appraiser means the independent financial consulting firm retained by the Holding Company and the Bank to prepare an appraisal of the estimated pro forma market value of the Conversion Stock.

      Member means any Person qualifying as a member of the Mutual Holding Company in accordance with its mutual charter and bylaws and applicable laws and regulations and shall include any Person holding a Deposit Account on the Member Voting Record Date.

      Member Voting Record Date means the date for determining the eligibility of Members to vote at the Special Meeting, as determined by the Boards of Directors of the Mutual Holding Company and the Bank.

                                       4
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      Mutual Holding Company means Hudson City, MHC, a New Jersey chartered mutual holding company.

      Mutual Holding Company Merger means the merger of the Mutual Holding Company (following its conversion into a federal mutual holding company) with and into the Holding Company pursuant to the Plan of Merger attached as Annex A hereto.

      NJ DOBI means the New Jersey Department of Banking and Insurance or any successor thereto.

      Non-Tax-Qualified Employee Stock Benefit Plan means any defined benefit plan or defined contribution stock benefit plan which is not "qualified" under
Section 401 of the Code as from time to time in effect.

      Offering Range means the range of the minimum and maximum aggregate values determined by the Boards of Directors of the Primary Parties within which the aggregate offering price of Holding Company Common Stock sold in the Reorganization will fall. The Offering Range will be within the estimated aggregate pro forma market value of the Conversion Stock, as determined by the Independent Appraiser in accordance with Section 4.02. The maximum of the Offering Range shall be no more than 15% above the average of the minimum and maximum of such range and the minimum of which shall be no more than 15% below such average.

      Offerings mean the Subscription Offering, the Syndicated Offering and the Public Offering, if any.

      Officer means an executive officer of the Mutual Holding Company, the Holding Company or the Bank, which includes the chairman of the board, chief executive officer, president, any vice president in charge of a principal business function or functions or who otherwise has a policy-making function, secretary, treasurer or principal financial officer, comptroller or principal accounting officer, and any person performing functions similar to those performed by the foregoing persons.

      Order Form means the form or forms to be provided by the Holding Company, containing all such terms and provisions as set forth in Section 4.09 hereof, to a Participant by which Conversion Stock may be ordered in the Subscription Offering.

      OTS means the U.S. Department of the Treasury's Office of Thrift Supervision or any successor thereto.

      Participant means any Eligible Account Holder, Tax-Qualified Employee Stock Benefit Plan or Supplemental Eligible Account Holder.

      Participating Broker-Dealer means a registered broker-dealer that agrees to be a member of the selling group of broker-dealers through which the Syndicated Offering will be conducted.

      Person means an individual, a corporation, a limited liability company, a partnership, a limited liability partnership, an association, a joint stock company, a trust, an unincorporated organization or a government or any political subdivision thereof.

                                       5
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      Plan and Plan of Conversion each mean this Plan of Conversion and
Reorganization as adopted by the Boards of Directors of the Mutual Holding Company, the Holding Company and the Bank and any amendment hereto approved as provided herein.

      Primary Parties mean the Mutual Holding Company, the Holding Company and the Bank.

      Prospectus means the one or more documents to be used in offering the Conversion Stock in the Offerings.

      Public Offering means the firm commitment public offering, if any, of Holding Company Common Stock not purchased in the Subscription Offering and/or Syndicated Offering by or through an Underwriter.

      Public Stockholders mean those Persons who own shares of Holding Company Common Stock, excluding the Mutual Holding Company.

      Purchase Price means the price per share at which the Conversion Stock is ultimately sold by the Holding Company in the Offerings in accordance with the terms hereof.

      Qualifying Deposit means the aggregate balance of all Deposit Accounts in the Bank of (i) an Eligible Account Holder at the close of business on the Eligibility Record Date, provided such aggregate balance is not less than $50, and (ii) a Supplemental Eligible Account Holder at the close of business on the Supplemental Eligibility Record Date, provided such aggregate balance is not less than $50.

      Reorganization means the conversion and reorganization of the Mutual Holding Company from mutual to stock form as described in Article II hereof, and the related transactions described elsewhere in the Plan.

      SEC means the U.S. Securities and Exchange Commission.

      Special Meeting means the Special Meeting of Members of the Mutual Holding Company called for the purpose of submitting this Plan to the Members for their consideration and approval, including any adjournments of such meeting.

      Split Ratio means the rate at which additional shares of Holding Company Common Stock will be issued through a Stock Split for each share of Holding Company Common Stock held by the Public Stockholders in connection with the Reorganization. The exact rate shall be determined by the Mutual Holding Company, the Holding Company and the Bank in order to ensure that upon consummation of the Reorganization, the Public Stockholders will own in the aggregate approximately the same percentage of the Holding Company Common Stock to be outstanding upon completion of the Reorganization as the percentage of Holding Company Common Stock owned by them in the aggregate immediately prior to consummation of the Reorganization, before giving effect to (a) cash paid in lieu of any fractional interests of Holding Company Common Stock and (b) any shares of Conversion Stock purchased by the Public Stockholders in the Offerings.

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

      Split Shares mean the additional shares of Holding Company Common Stock to be issued to the Public Stockholders through a Stock Split in connection with the Reorganization.

      Stockholders mean those Persons who own shares of Holding Company Common Stock.

      Stockholders' Meeting means the annual or special meeting of Stockholders of the Holding Company, at which this Plan shall be submitted to the Stockholders for their consideration and approval, including any adjournments of such meeting.

      Stockholder Voting Record Date means the date for determining the eligibility of Stockholders to vote at the Stockholders Meeting, as determined by the Board of Directors of the Holding Company.

      Stock Split means a split of the authorized, issued or outstanding Holding Company Common Stock at a rate equal to the Split Ratio.

      Subscription Offering means the offering of the Conversion Stock to Participants in accordance with this Plan.

      Subscription Rights mean nontransferable rights to subscribe for Conversion Stock granted to Participants pursuant to the terms of this Plan.

      Supplemental Eligible Account Holder means any Person, except Directors and Officers of the Bank and their Associates, holding a Qualifying Deposit at the close of business on the Supplemental Eligibility Record Date; provided, however, that any Director or Officer of the Bank employed, appointed or elected for the first time to such office after the Eligibility Record Date, and his or her associates, shall not be precluded from being a Supplemental Eligible Account Holder solely by reason of holding such office.

      Supplemental Eligibility Record Date means the date for determining Qualifying Deposits of Supplemental Eligible Account Holders and shall be the last day of the calendar quarter preceding OTS approval of the Application for Conversion submitted by the Mutual Holding Company pursuant to this Plan of Conversion.

      Syndicated Offering means the best efforts offering for sale through a selling group of broker-dealers to the general public of shares of Conversion Stock not purchased in the Subscription Offering.

      Tax-Qualified Employee Stock Benefit Plan means any defined benefit plan or defined contribution plan, such as an employee stock ownership plan, stock bonus plan, profit-sharing plan or other plan, which is established for the benefit of the employees of the Holding Company and/or the Bank and which, with its related trust, meets the requirements to be "qualified" under Section 401 of the Code as from time to time in effect.

      Underwriter means any investment banking firm or firms purchasing and distributing the Holding Company Common Stock in a Public Offering, if any.

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

      Underwriting Agreement means the agreement between the Holding Company and an Underwriter pursuant to which the Underwriter agrees to purchase and distribute certain shares of the Holding Company Common Stock for offering in any Public Offering.

      Voting Member means a Person who at the close of business on the Member Voting Record Date is entitled to vote as a Member of the Mutual Holding Company in accordance with its mutual charter and bylaws and applicable law and regulations and the terms of this Plan.

                                  ARTICLE II.

                               THE REORGANIZATION

      The Reorganization may be effected in the manner set forth herein or in any manner approved by the OTS that is consistent with the purposes of this Plan and applicable law and regulations. This Plan is subject to the approval of the OTS and must be adopted by (1) at least a majority of the total number of votes eligible to be cast by Voting Members of the Mutual Holding Company at the Special Meeting, (2) holders of at least a majority of the outstanding Holding Company Common Stock, other than the Mutual Holding Company, at the Stockholders' Meeting and (3) the Mutual Holding Company in its capacity as the majority stockholder of the Holding Company. It is currently anticipated that the Reorganization will be effected in accordance with the following procedures:

      (a) The Mutual Holding Company shall convert from a New Jersey chartered mutual holding company to a federally chartered mutual holding company ("Step 1").

      (b) Immediately after completion of Step 1, the Mutual Holding Company as a federal mutual holding company will merge with and into the Holding Company in the Mutual Holding Company Merger, with the Holding Company being the surviving institution in accordance with the terms of the Plan of Merger in the form attached hereto as Annex A ("Step 2"). The following diagram further illustrates how the Mutual Holding Company Merger shall be effected:

                                  [FLOW CHART]

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

      (c)   As a result of the Mutual Holding Company Merger,

            (i) the shares of Holding Company Common Stock held by the Mutual Holding Company shall be extinguished,

            (ii) Members of the Mutual Holding Company will be granted Subscription Rights and interests in the liquidation account to be established by the Holding Company pursuant to Section 5.03 hereof,

            (iii) the Stock Split shall be effected, pursuant to which each Public Stockholder, without further action by such stockholder, shall be entitled to receive additional shares of Holding Company Common Stock based upon the Split Ratio, plus cash in lieu of any fractional share interest based upon the Purchase Price, and

            (iv) options to purchase shares of Holding Company Common Stock which are outstanding immediately prior to consummation of the Reorganization shall remain outstanding, with the number of shares subject to the option and the exercise price per share to be adjusted based upon the Split Ratio so that the aggregate exercise price remains unchanged, and with the duration of the option remaining unchanged.

      (d) The Holding Company shall sell the Conversion Stock in the Offerings, as provided herein.

      (e) The Holding Company will amend its certificate of incorporation to increase the authorized number of shares to an amount that will allow for the Stock Split and the Subscription Offering.

      (f) The Primary Parties may retain and pay for the services of appraisers, financial and other advisors and investment bankers to assist in connection with any or all aspects of the Reorganization, including as an Underwriter, and, in connection with the Subscription Offering, may pay fees to brokers and investment bankers for assisting Persons in completing and/or submitting Order Forms. All fees, expenses, retainers and similar items shall be reasonable.

      The effective date of the Reorganization shall be the date upon which the last of the following actions occurs: (i) the filing of Articles of Combination with the OTS with respect to the Mutual Holding Company Merger, (ii) the filing of a Certificate of Merger with the Secretary of State of the State of Delaware with respect to the Mutual Holding Company Merger, or (iii) the closing of the issuance of the shares of Conversion Stock in the Offerings. The filing of Articles of Combination and a Certificate of Merger relating to the Mutual Holding Company Merger and the closing of the issuance of shares of Conversion Stock in the Offerings shall not occur until all requisite regulatory, Member and Stockholder approvals have been obtained, all applicable waiting periods have expired and sufficient subscriptions and orders for the

Conversion Stock have been received. It is intended that the closing of the Mutual Holding Company Merger and the sale of shares of Conversion Stock in the Offerings shall occur consecutively and substantially simultaneously.

                                  ARTICLE III.

                  PROCEDURE FOR APPROVAL OF THE REORGANIZATION

      SECTION 3.01 APPLICATION AND NOTICE

      After adoption of the Plan by the Boards of Directors of the Mutual Holding Company, the Holding Company and the Bank, notice of the adoption of the Plan will be given by publication in a newspaper having general circulation in each Community in which an office of the Bank is located and copies of the Plan will be made available at each office of the Mutual Holding Company, the Holding Company and the Bank for inspection by Members and Stockholders. An Application for Conversion shall be submitted to the OTS for approval, and a notice of the filing of the Application for Conversion will be published in accordance with the requirements of applicable regulations of the OTS and prominently posted in each of the offices of the Mutual Holding Company, the Holding Company and the Bank.

      SECTION 3.02 APPROVAL OF PLAN BY VOTING MEMBERS; THE SPECIAL MEETING

      Promptly following receipt of requisite approval of the OTS, this Plan will be submitted to the Voting Members for their consideration and approval at the Special Meeting. The Plan must be approved by at least a majority of the total number of votes eligible to be cast by Voting Members at the Special Meeting. The Mutual Holding Company will mail to all Members as of the Member Voting Record Date, at their last known address appearing on the records of the Mutual Holding Company and the Bank, a notice of special meeting and a proxy statement describing the Plan.

      The Special Meeting shall be held upon written notice given no less than 20 days nor more than 50 days prior to the date of the Special Meeting. At the Special Meeting, each Voting Member shall be entitled to cast one vote in person or by proxy for every $100.00 of Deposit Accounts, or fraction thereof, such Voting Member had at the Bank as of the Member Voting Record Date; provided that only Members with at least $50 in Deposit Accounts at the Bank as of the Member Voting Record Date will be entitled to vote. The Board of Directors of the Mutual Holding Company shall appoint an independent custodian and tabulator to receive and hold proxies to be voted at the Special Meeting and count the votes cast in favor of and in opposition to the Plan.

      SECTION 3.03 APPROVAL OF PLAN BY STOCKHOLDERS; THE STOCKHOLDERS' MEETING

      The Holding Company shall file preliminary proxy materials with the OTS and the SEC in order to seek the approval of the Plan by its Stockholders. Promptly following clearance of such proxy materials and the receipt of any other requisite approval of the OTS or the SEC, this Plan will be submitted to the Stockholders for their consideration and approval at the Stockholders' Meeting. The Plan must be approved by holders of at least a majority of the outstanding Holding Company Common Stock, other than the Mutual Holding Company, at the

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Stockholders' Meeting and by the Mutual Holding Company in its capacity as the majority stockholder of the Holding Company. The Holding Company will mail to all Stockholders as of the Stockholder Voting Record Date, at their last known address appearing on the records of the Holding Company, a notice of annual or special meeting and definitive proxy materials describing the Plan.

      The Stockholders' Meeting shall be held upon written notice given no less than 10 days nor more than 60 days prior to the date of the Stockholders' Meeting. At the Stockholders' Meeting, each Stockholder eligible to vote shall be entitled to cast one vote in person or by proxy for each share of Holding Company Common Stock owned by such Stockholder as of the Stockholder Voting Record Date. The Board of Directors of the Holding Company shall appoint an independent custodian and tabulator to receive and hold proxies to be voted at the Stockholders' Meeting and count the votes cast in favor of and in opposition to the Plan.

      SECTION 3.04 REGULATORY APPROVALS

      The Mutual Holding Company shall submit to the OTS an application to convert to a federal charter, either as an exhibit to the Application for Conversion or separately. All notices required to be published in connection with such applications shall be published at the time required.

      The Mutual Holding Company shall submit to the NJ DOBI any information requested by the NJ DOBI in connection with its conversion to a federal charter.

      An application to merge the Mutual Holding Company (following its conversion to a federal charter) and the Holding Company shall be filed with the OTS as part of the Application for Conversion. All notices required to be published in connection with such application shall be published at the time required.

                                  ARTICLE IV.

                              SALE OF COMMON STOCK

      SECTION 4.01 GENERAL

      The Holding Company shall file a Registration Statement with the SEC to register the Holding Company Common Stock to be issued in the Reorganization under the Securities Act of 1933, as amended, and shall register such Holding Company Common Stock under any applicable state securities laws subject to
Section 4.12 hereof. Upon registration and after the receipt of all required regulatory approvals, the Conversion Stock shall be first offered for sale in a Subscription Offering to Eligible Account Holders, Tax-Qualified Employee Stock Benefit Plans and Supplemental Eligible Account Holders. It is anticipated that any shares of Conversion Stock remaining unsold after the Subscription Offering will be sold through a Syndicated Offering and/or a Public Offering. The Purchase Price for the Conversion Stock shall be a uniform price determined in accordance with Section 4.02 hereof, except that the price to be paid by or through the Underwriters in connection with a Public Offering may be less a negotiated Underwriters' commission or discount. The Holding Company shall contribute to the Bank at least 50% of the net proceeds received by the Holding Company from the sale of

Conversion Stock. A lesser percentage may be retained by the Holding Company in the discretion of the Boards of Directors of the Holding Company and the Bank.

      SECTION 4.02 PRICING AND NUMBER OF SHARES OF COMMON STOCK; INDEPENDENT APPRAISER

      The aggregate price at which the Conversion Stock shall be sold shall be consistent with the estimated pro forma market value of such Conversion Stock, based upon an independent valuation as provided for in this Section 4.02. The Primary Parties shall cause the Independent Appraiser to prepare a pro forma valuation of the aggregate market value of the Holding Company Common Stock, giving effect to completion of the Reorganization, and of the aggregate market value of the Conversion Stock (which shall be equal to the pro forma valuation of the aggregate market value of the Holding Company Common Stock multiplied by the Mutual Holding Company's percentage ownership interest in the Holding Company), which shall be submitted to the OTS as part of the Mutual Holding Company's Application for Conversion, such valuation to be expressed in terms of an Estimated Valuation Range.

      Prior to the commencement of the Subscription Offering, an Estimated Valuation Range will be established, which shall be equal to the estimated pro forma market value of the Conversion Stock, as determined by the Independent Appraiser. The maximum of the Estimated Valuation Range shall be no more than 15% above the average of the minimum and maximum of such range and the minimum of which shall be no more than 15% below such average. The maximum of the Estimated Valuation Range may be increased by up to 15% subsequent to the Subscription Offering to reflect changes in market and financial conditions or demand for the shares. From time to time, as appropriate or as required by applicable law or the OTS, the Mutual Holding Company shall cause the Independent Appraiser to review developments subsequent to its valuation to determine whether the Estimated Valuation Range should be revised.

      Based on the Estimated Valuation Range, the Boards of Directors of the Primary Parties shall determine the Offering Range by fixing the Purchase Price and establishing a range of the number of shares of Conversion Stock to be offered. The total number of shares of Conversion Stock offered and the Purchase Price shall be subject to increase or decrease at any time prior to any Syndicated Offering or Public Offering or other method of sale to reflect changes in market and financial conditions. If the aggregate purchase price of the Conversion Stock sold in the Offerings is below the minimum of the Offering Range, or materially above the maximum of the Offering Range, resolicitation of purchasers may be required; provided, that up to a 15% increase in the number of shares to be issued which is supported by an appropriate change in the estimated pro forma market value of the Conversion Stock, will not be deemed material so as to require a resolicitation. If a resolicitation of purchasers is required, such resolicitation shall be effected in such manner and within such time as the Primary Parties shall establish, with the approval of the OTS, if required.

      Notwithstanding the foregoing, shares of Conversion Stock will not be issued unless, prior to the consummation of the Reorganization, the Independent Appraiser confirms to the Primary Parties and the OTS that, to the best knowledge of the Independent Appraiser, nothing of a material nature has occurred which, taking into account all relevant factors, would cause the

Independent Appraiser to conclude that the number of shares of Conversion Stock issued in the Reorganization multiplied by the Purchase Price is incompatible with the estimate of the aggregate consolidated pro forma market value of the Conversion Stock. If such confirmation is not received, the Primary Parties may cancel the Offerings, extend the Reorganization and establish a new Offering Range, hold new Offerings, or take such other action as the OTS may permit.

      If subscriptions for shares of Conversion Stock are in excess of the maximum of the Offering Range, available shares shall be allocated in the following order of priority: (i) if there is an oversubscription at the Eligible Account Holder level, to fill unfulfilled subscriptions of Eligible Account Holders in accordance with Section 4.03; (ii) to fill the Tax-Qualified Employee Stock Benefit Plans' subscriptions in accordance with Section 4.03; and (iii) if there is an oversubscription at the Supplemental Eligible Account Holder level, to fill unfulfilled subscriptions of Supplemental Eligible Account Holders in accordance with Section 4.03.

      The Holding Company Common Stock to be issued pursuant to this Plan shall upon issuance be fully paid and non-assessable.

      SECTION 4.03 SUBSCRIPTION RIGHTS

      PRIORITY 1: ELIGIBLE ACCOUNT HOLDERS. Each Eligible Account Holder shall receive, without payment, Subscription Rights to purchase up to $2,000,000 of Conversion Stock [(or, if greater, such maximum purchase limitation as may be established for the Syndicated Offering or Public Offering, if any)], subject to Sections 4.06 and 4.12 hereof.

      In the event of an oversubscription for shares of Conversion Stock by Eligible Account Holders, the Conversion Stock shall be allocated among subscribing Eligible Account Holders as follows:

      (i) to permit each such Eligible Account Holder, to the extent possible, to purchase a number of shares which will make his or her total allocation equal to the lesser of the number of shares subscribed for or 100 shares;

      (ii) second, each Eligible Account Holder subscribing for in excess of 100 shares shall be allocated available shares in the proportion which the Qualifying Deposit of such subscribing Eligible Account Holder bears to the total Qualifying Deposits of all such subscribing Eligible Account Holders whose orders are unfilled, provided that no fractional shares shall be issued; and

      (iii) third, any shares then remaining shall be reallocated (one or more times if necessary) among those Eligible Account Holders whose subscriptions are not filled pursuant to subparagraphs (i) or (ii) above, on the basis otherwise set forth in (ii) above until all available shares have been allocated.

      Subscription Rights of Eligible Account Holders who are also Directors or Officers and their Associates shall be subordinated to those of other Eligible Account Holders to the extent that they are attributable to increased Deposit Accounts during the one-year period preceding the Eligibility Record Date.

      PRIORITY 2: TAX-QUALIFIED EMPLOYEE STOCK BENEFIT PLANS: The Tax-Qualified Employee Stock Benefit Plans shall receive, without payment, Subscription Rights to purchase up to 10% of the Conversion Stock, including any shares which may be issued in the event of an increase in the maximum of the Offering Range to reflect changes in market, financial and economic conditions after commencement of the Subscription Offering and prior to completion of the Offerings. If, after the filling of subscriptions of Eligible Account Holders, a sufficient number of shares is not available to fill the subscription by such plans, the subscription by such plans shall be filled to the maximum extent possible. Notwithstanding anything to the contrary set forth in this Plan, if we increase the Offering Range up to 15% above the maximum of the Offering Range, the Tax-Qualified Stock Benefit Plans will have a first priority right to purchase any Conversion Stock exceeding the maximum of the Offering Range to fill its order. A Tax-Qualified Employee Stock Benefit Plan shall not be deemed to be an Associate or Affiliate of, or a Person Acting in Concert with, any Director, Officer or employee of the Holding Company or the Bank. Notwithstanding any provision contained herein to the contrary, the Bank may make scheduled discretionary contributions to a Tax-Qualified Employee Stock Benefit Plan; provided, that such contributions do not cause the Bank to fail to meet its regulatory capital requirements. If the Tax-Qualified Employee Stock Benefit Plans are not able to or choose not to purchase Conversion Stock in the Offerings, such plans may, with prior OTS approval and appropriate disclosure in the Prospectus, purchase shares of Holding Company Common Stock in the open market, or purchase authorized but unissued Conversion Stock.

      PRIORITY 3: SUPPLEMENTAL ELIGIBLE ACCOUNT HOLDERS. Each Supplemental Eligible Account Holder shall receive, without payment, Subscription Rights to purchase up to $2,000,000 of Conversion Stock in the Subscription Offering (or, if greater, such maximum purchase limitation as may be established for the Syndicated Offering or Public Offering, if any), subject to Sections 4.06 and
4.12 hereof and the availability of shares of Conversion Stock for purchase after taking into account the shares of Conversion Stock purchased by Eligible Account Holders and Tax-Qualified Employee Benefit Plans through the exercise of Subscription Rights under this Section 4.03.

      If Supplemental Eligible Account Holders subscribe for a number of shares of Conversion Stock that exceeds the total number of shares of Conversion Stock being issued and available after purchases by Eligible Account Holders and Tax-Qualified Employee Stock Benefit Plans, the Conversion Stock shall be allocated as follows:

      (i) to permit each such Supplemental Eligible Account Holder, to the extent possible, to purchase a number of shares which will make his or her total allocation equal to the lesser of the number of shares subscribed for or 100 shares;

      (ii) second, each Supplemental Eligible Account Holder subscribing for in excess of 100 shares shall be allocated available shares in the proportion which the Qualifying Deposit of such subscribing Supplemental Eligible Account Holder bears to the total Qualifying Deposits of all such subscribing Supplemental Eligible Account Holders whose orders are unfilled, provided that no fractional shares shall be issued; and

      (iii) third, any shares then remaining shall be reallocated (one or more times if necessary) among those Supplemental Eligible Account Holders whose subscriptions are not filled pursuant to subparagraphs (i) or (ii) above, on the basis otherwise set forth in (ii) above until all available shares have been allocated.

      SECTION 4.04 SYNDICATED OFFERING

      Subject to such terms, conditions and procedures as may be determined by the Primary Parties, all shares of Conversion Stock not subscribed for in the Subscription Offering may be offered for sale by a syndicate of Participating Broker-Dealers to the general public in a Syndicated Offering. Subject to the requirements set forth herein, the manner in which the Conversion Stock is sold in the Syndicated Offering shall have as the objective the achievement of a widespread distribution of such stock. Each order for Conversion Stock in the Syndicated Offering shall be subject to the absolute right of the Primary Parties to accept or reject any such order in whole or in part. If the Primary Parties reject any part of any order, the subscriber shall not have the right to cancel the remainder of such Person's order. The amount of Conversion Stock that any Person may purchase in the Syndicated Offering shall not exceed $2,000,000 of Conversion Stock; provided, however, that this amount may be increased to up to 5% of the total offering of shares of Conversion Stock, exclusive of an increase in the total number of shares issued due to an increase in the Estimated Valuation Range of up to 15%, subject to any required regulatory approval but without the further approval of the Members of the Mutual Holding Company or the Stockholders of the Holding Company. Purchases in the Syndicated Offering are further subject to the limitations specified in Section 4.06 hereof.

      The Syndicated Offering will be conducted in accordance with certain SEC rules applicable to best efforts offerings. Generally under those rules, Participating Broker-Dealers will deposit any funds they receive prior to the closing date from interested investors into a separate non-interest bearing bank account established by the Participating Broker-Dealers at a bank other than the Bank. If and when all the conditions for the closing are met, funds for common stock sold by the Participating Broker-Dealers in the Syndicated Offering will be promptly delivered to the Primary Parties. If the Syndicated Offering closes, but some or all of an interested investor's funds are not accepted by the Primary Parties, those funds will be returned to the interested investor promptly after the closing, without interest. If the Syndicated Offering is terminated by the Primary Parties, funds in the account will be promptly returned, without interest, to the potential investor. Customer ticketing in accordance with the Participating Broker-Dealers' customary procedures will be used. Order Forms will not be used in the Syndicated Offering. The Primary Parties may commence the Syndicated Offering concurrently with, at any time during, or as soon as practicable after the end of, the Subscription Offering, and the Syndicated Offering must be completed within 45 days after the completion of the Subscription Offering, unless extended by the Primary Parties with any required regulatory approval.

      SECTION 4.05 PUBLIC OFFERING ALTERNATIVE

      Subject to such terms, conditions and procedures as may be determined by the Primary Parties, any shares of Conversion Stock not sold in the Subscription Offering may, as an alternative to or along with a Syndicated Offering, be offered for sale by the Holding Company to or through Underwriters in a Public Offering. The limitations on purchases of Conversion Stock set forth in Section
4.06 of this Plan shall not be applicable to sales to Underwriters for purposes of such a Public Offering. Any such Underwriter shall agree to purchase such shares from the Holding Company with a view to reoffering them to the general public at the Purchase Price, subject to the following terms and conditions:

            (1) Any Underwriting Agreement shall provide that the Underwriter shall agree to purchase all shares of the Conversion Stock not sold in the Subscription Offering or any Syndicated Offering, if any such shares are purchased.

            (2) The aggregate price paid to the Holding Company by or through the Underwriter for the Conversion Stock shall be the number of shares sold multiplied by the Purchase Price, less the amount of an underwriting discount as negotiated between the Bank, the Holding Company, and the Underwriters and approved by the OTS and the National Association of Securities Dealers, Inc.

            (3) The Underwriting Agreement shall be subject to the following conditions and such other conditions as may be acceptable to the Primary Parties and the OTS: (i) the amount of Conversion Stock that any Person may purchase in the Public Offering shall not exceed $2,000,000 of Conversion Stock; provided, however, that this amount may be increased to up to 5% of the total offering of shares of Conversion Stock, exclusive of an increase in the total number of shares issued due to an increase in the Offering Range of up to 15%, subject to any required regulatory approval but without the further approval of the Members of the Mutual Holding Company or the Stockholders of the Holding Company; (ii) purchases in the Public Offering by Persons (other than Underwriters) shall be subject to the limitations of Section 4.06 of this Plan; (iii) the Holding Company and its Underwriters shall use reasonable efforts to assure that the stock to be offered and sold in the Public Offering shall be offered and sold in a manner that, to the extent practicable, will achieve a widespread distribution of such stock; and (iv) each order for Conversion Stock in the Public Offering shall be subject to the absolute right of the Primary Parties to accept or reject any such order in whole or in part, and if the Primary Parties reject any part of any order, the subscriber shall not have the right to cancel the remainder of such Person's order.

      The Primary Parties may commence the Public Offering concurrently with, at any time during, or as soon as practicable after the end of, the Subscription Offering and Syndicated Offering, and the Public Offering must be completed within 45 days after the completion of the Subscription Offering, unless extended by the Primary Parties with any required regulatory approval.

      If for any reason a Syndicated Offering or a Public Offering of shares of Holding Company Common Stock not sold in the Subscription Offering cannot be effected, or if any insignificant residue of shares of Conversion Stock is not sold in the Subscription Offering or in the Syndicated Offering or Public Offering, if any, other arrangements will be made for the disposition of unsubscribed shares by the Holding Company, if possible. Such other arrangements will be subject to the approval of the OTS.

      SECTION 4.06 ADDITIONAL LIMITATIONS ON PURCHASES OF CONVERSION STOCK

      The following limitations apply to the Offerings, in addition to those set forth elsewhere in the Plan:

      (a) In addition to the other restrictions and limitations set forth herein, the maximum amount of Conversion Stock which any Person acting together with any Associate or group of Persons Acting in Concert may, directly or indirectly, subscribe for or purchase in the Reorganization shall not exceed $2,000,000, except that the Tax-Qualified Employee Stock Benefit Plans may subscribe for up to 10% of the total number of shares of Conversion Stock to be sold in the Offerings, including any shares which may be issued in the event of an increase in the maximum of the Offering Range to reflect changes in market, financial and economic conditions after commencement of the Subscription Offering and prior to completion of the Offerings.

      (b) The number of shares of Conversion Stock which Directors and Officers and their Associates may purchase in the aggregate in the Offerings shall not exceed 25% of the total number of shares of Conversion Stock sold in the Offerings, including any shares which may be issued in the event of an increase in the maximum of the Offering Range to reflect changes in market, financial and economic conditions after commencement of the Subscription Offering and prior to completion of the Offerings, except that this limitation shall not apply to shares held in any Tax-Qualified Employee Stock Benefit Plans that are attributable to Directors, Officers and their Associates. Shares of Holding Company Common Stock subscribed for in the Subscription Offering and any Syndicated Offering or Public Offering or otherwise purchased shall be aggregated for purposes of determining if the limitations of Section 4.06(a) and
(b) have been violated.

      (c) No Person may purchase fewer than 25 shares of Conversion Stock in the Offerings, to the extent such shares are available; provided, however, that if the Purchase Price is greater than $20.00 per share, such minimum number of shares shall be adjusted so that the aggregate Purchase Price for such minimum shares will not exceed $500.00.

      (d) The maximum number of shares of Conversion Stock that may be subscribed for or purchased in the Offerings by any Person together with any Associate or group of Persons Acting in Concert, combined with Split Shares received by any such Person together with any Associate or group of Persons Acting in Concert, shall not exceed 5% of the shares of Holding Company Common Stock issued and outstanding at the completion of the Reorganization, except that this limitation shall not apply to the Tax-Qualified Employee Stock Benefit Plans.

      (e) For purposes of the foregoing limitations and the determination of Subscription Rights, (i) Directors, Officers and employees of the Primary Parties shall not be deemed to be Associates or a group Acting in Concert solely as a result of their capacities as such, (ii) shares purchased by Tax-Qualified Employee Stock Benefit Plans and attributable to a Person in any such plan shall not be aggregated with shares purchased directly by, or otherwise attributable to, such Person, and (iii) shares purchased by Tax-Qualified Employee Stock Benefit Plans shall not be attributable to the individual trustees or beneficiaries of any such plan for purposes of determining compliance with the limitations set forth in this section.

      (f) Subject to any required regulatory approval and the requirements of applicable laws and regulations, but without further approval of the Members of the Mutual Holding Company or the Stockholders of the Holding Company, the Primary Parties may increase or decrease any of the individual or aggregate purchase limitations set forth herein, provided that the maximum purchase limitations may not be increased to a percentage in excess of 5% of the total Conversion Stock, exclusive of an increase in the total number of shares issued due to an increase in the Offering Range of up to 15%, whether prior to, during or after the Subscription Offering, Syndicated Offering and/or Public Offering, if any. In the event that any purchase limitations are increased after commencement of the Subscription Offering, the Primary Parties shall permit any Person who subscribed for the maximum number of shares of Conversion Stock and who so requests on the Order Form to purchase an additional number of shares, so that such Person shall be permitted to subscribe for the then maximum number of shares permitted to be subscribed for by such Person, subject to the rights and preferences of any Person who has priority Subscription Rights. In the event that any purchase limitations are decreased after commencement of the Subscription Offering, the orders of any Person who subscribed for more than the new purchase limitation shall be decreased by the minimum amount necessary so that such Person shall be in compliance with the then maximum number of shares permitted to be subscribed for by such Person. If the maximum purchase limitation is increased to 5% of the total Conversion Stock, such limitation may be further increased to 9.99%, provided that orders for Conversion Stock exceeding 5% of the shares of Conversion Stock issued in the Offerings shall not exceed in the aggregate 10% of the total shares of Conversion Stock issued in the Offerings. Requests to purchase additional shares of Conversion Stock in the event the purchase limitation is so increased will be determined by the Primary Parties in their sole discretion.

      (g) The Primary Parties shall have the right to take all such action as they may, in their sole discretion, deem necessary, appropriate or advisable in order to monitor and enforce the terms, conditions, limitations and restrictions contained in this section and elsewhere in this Plan and, in the case of the Subscription Offering, the terms, conditions and representations contained in the Order Form, including, but not limited to, the absolute right (subject only to any necessary regulatory approvals or concurrences) to reject, limit or revoke acceptance of any subscription or order and to delay, terminate or refuse to consummate any sale of Conversion Stock which they believe might violate, or is designed to, or is any part of a plan to, evade or circumvent such terms, conditions, limitations, restrictions and representations. Any such action shall be final, conclusive and binding on all persons, and the Primary Parties and their respective Boards shall be free from any liability to any Person on account of any such action.

      (h) Notwithstanding anything to the contrary contained in this Plan and except as may otherwise be required by the OTS, the Public Stockholders will not have to sell any Holding Company Common Stock or be limited in receiving Split Shares even if their ownership of Holding Company Common Stock when converted into Split Shares would exceed an applicable purchase limitation; provided, however, that such a Public Stockholder would otherwise be precluded from purchasing Conversion Stock in the Offerings.

      (i) Notwithstanding any other provisions of this Plan, no person shall be entitled to purchase any Conversion Stock to the extent such purchase would be illegal under any federal law or state law or regulation or would violate regulations or policies of the National Association of Securities Dealers, Inc., particularly those regarding free riding and withholding. The Holding

Company and/or its agents may ask for an acceptable legal opinion from any purchaser as to the legality of such purchase and may refuse to honor any purchase order if such opinion is not timely furnished.

      (j) Prior to and during the Offerings, no Person shall (1) transfer, or enter into any agreement or understanding to transfer, the legal or beneficial ownership of any Subscription Rights or shares of Conversion Stock; (2) make any offer, or any announcement of an offer, to purchase any Conversion Stock from anyone but the Holding Company; or (3) knowingly acquire more than the maximum purchase allowable under this Plan.

EACH PERSON PURCHASING CONVERSION STOCK IN THE OFFERINGS WILL BE DEEMED TO CONFIRM THAT SUCH PURCHASE DOES NOT CONFLICT WITH THE PURCHASE LIMITATIONS IN THIS PLAN. ALL QUESTIONS CONCERNING WHETHER ANY PERSONS ARE ASSOCIATES OR A GROUP ACTING IN CONCERT OR WHETHER ANY PURCHASE CONFLICTS WITH THE PURCHASE LIMITATIONS IN THIS PLAN OR OTHERWISE VIOLATES ANY PROVISION OF THIS PLAN SHALL BE DETERMINED BY THE PRIMARY PARTIES IN THEIR SOLE DISCRETION. SUCH DETERMINATION SHALL BE CONCLUSIVE, FINAL AND BINDING ON ALL PERSONS AND THE PRIMARY PARTIES MAY TAKE ANY REMEDIAL ACTION, INCLUDING WITHOUT LIMITATION REJECTING THE PURCHASE OR REFERRING THE MATTER TO THE OTS FOR INVESTIGATION AND ACTION, AS IN THEIR SOLE DISCRETION THE PRIMARY PARTIES MAY DEEM APPROPRIATE.

      SECTION 4.07 TIMING OF SUBSCRIPTION OFFERING

      The Subscription Offering may be commenced concurrently with or at any time after the mailing to Voting Members of the Mutual Holding Company of the proxy statement(s) to be used in connection with the Special Meeting. The Subscription Offering period may conclude before the Special Meeting and the Stockholders' Meeting, provided that the offer and sale of the Conversion Stock shall be conditioned upon the approval of the Plan by the Voting Members of the Mutual Holding Company and the Stockholders of the Holding Company at the Special Meeting and the Stockholders' Meeting, respectively.

      The exact timing of the commencement of the Subscription Offering shall be determined by the Primary Parties in consultation with the Independent Appraiser and any financial or advisory or investment banking firm retained by them in connection with the Reorganization. The Primary Parties may consider a number of factors, including, but not limited to, their current and projected future earnings, local and national economic conditions, and the prevailing market for stocks in general and stocks of financial institutions in particular. The Primary Parties shall have the right to withdraw, terminate, suspend, delay, revoke or modify any such Subscription Offering, at any time and from time to time, as they in their sole discretion may determine, without liability to any Person, subject to compliance with applicable securities laws and any necessary regulatory approval or concurrence.

      The Primary Parties shall, promptly after the OTS has approved the Application for Conversion and authorized the proxy statement(s) and Prospectus for use, the SEC has declared the Registration Statement, which includes the Prospectus, effective and all other required regulatory approvals have been obtained, distribute or make available the Prospectus, together with Order Forms for the purchase of Conversion Stock, to all Participants at their last known addresses appearing on the records of the Bank as of the Member Voting Record Date for the purpose of enabling them to exercise their respective Subscription Rights, subject to this section.

      SECTION 4.08 ORDER FORMS; RETURN OF ORDER FORMS

      A single Order Form for all Deposit Accounts maintained with the Bank by any Eligible Account Holder and any Supplemental Eligible Account Holder may be furnished, irrespective of the number of Deposit Accounts maintained with the Bank on the Eligibility Record Date and Supplemental Eligibility Record, respectively. No person holding a Subscription Right may exceed any otherwise applicable purchase limitation by submitting multiple orders for Conversion Stock. Multiple orders are subject to adjustment, as appropriate, on a pro rata basis and deposit balances will be divided equally among such orders in allocating shares in the event of an oversubscription.

      The recipient of an Order Form shall have no less than 20 days and no more than 45 days from the date of mailing of the Order Form (with the exact termination date to be set forth on the Order Form) to properly complete and execute the Order Form and deliver it to the Primary Parties. The Primary Parties may extend such period by such amount of time as they determine is appropriate. Failure of any Participant to deliver a properly executed Order Form to the Primary Parties, along with payment (or authorization for payment by withdrawal from a Deposit Account) for the shares of Conversion Stock subscribed for, within the time limits prescribed shall be deemed a waiver and release by such person of any rights to subscribe for shares of Conversion Stock. Each Participant shall be required to confirm to the Primary Parties by executing an Order Form that such Person has fully complied with all of the terms, conditions, limitations and restrictions in the Plan.

      SECTION 4.09 REQUIREMENTS FOR ORDER FORM

      Each Order Form shall contain:

      (a) A specified date by which all Order Forms must be received by the Holding Company, which date shall be not less than 20 nor more than 45 days following the date on which the Order Forms are mailed by the Holding Company, and which date will constitute the termination of the Subscription Offering;

      (b) The Purchase Price for shares of Conversion Stock to be sold in the Offerings;

      (c) An explanation of the rights and privileges granted under this Plan to each class of persons granted Subscription Rights pursuant to this Plan with respect to the purchase of Conversion Stock;

      (d) Specifically designated blank spaces for dating and signing the Order Form;

      (e) A description of the minimum and maximum number of shares of Conversion Stock that may be subscribed for pursuant to the exercise of Subscription Rights or otherwise purchased in the Subscription Offering;

      (f) Blank spaces for designating the payment amount to be returned with the Order Form to subscribe for Conversion Stock. Such amount will be equal to the Purchase Price multiplied by the number of shares of Conversion Stock subscribed for in accordance with the terms of this Plan;

      (g) Instructions concerning how to indicate on such Order Form the extent to which the recipient elects to exercise Subscription Rights under this Plan, the name or names in which the shares of Conversion Stock subscribed for are to be registered, the address to which certificates representing such shares of Conversion Stock are to be sent and the alternative methods of payment for Conversion Stock which will be permitted;

      (h) An acknowledgment that the recipient of the Order Form has received a final copy of the Prospectus prior to execution of the Order Form;

      (i) A statement indicating the consequences of failing to properly complete and return the Order Form, including a statement to the effect that all Subscription Rights are nontransferable, will be void at the end of the Subscription Offering, and can only be exercised by delivering to the Holding Company within the subscription period such properly completed and executed Order Form, together with the full required payment specified in the Order Form for the shares of Conversion Stock for which the recipient elects to subscribe in the Subscription Offering (or by authorizing on the Order Form that the Holding Company withdraw said amount from the subscriber's Deposit Account at the Bank). The Subscription Rights of Eligible Account Holders and Supplemental Eligible Account Holders are nontransferable, and certificates representing shares of Conversion Stock purchased in the Subscription Offering must be registered in the name of the Eligible Account Holder or Supplemental Eligible Account Holder, as the case may be, or in the name of a trust for which the Eligible Account Holder or Supplemental Eligible Account Holder is the sole beneficiary or sole income beneficiary. For purposes of the preceding sentence, an individual retirement account that is held as a custodial account shall be deemed a trust. Joint stock registration will be allowed only if the Qualifying Deposit account is so registered; and

      (j) A statement to the effect that the executed Order Form, once received by the Holding Company, may not be modified or amended by the subscriber without the consent of the Holding Company.

      (k) Notwithstanding the above, the Primary Parties reserve the right in their sole discretion to accept or reject orders received on photocopied or facsimilied Order Forms.

      SECTION 4.10 REJECTION OF ORDER FORMS; INTERPRETATION OF ORDER FORMS

      The Primary Parties shall have the absolute right, in their sole discretion and without liability to any Participant or other Person, to reject any Order Form, including, but not limited to, any Order Form that is (i) improperly completed or executed; (ii) not timely received; (iii) not accompanied by the proper payment (or authorization of withdrawal from a Deposit Account with sufficient funds therein); or (iv) submitted by a Person whose representations the Primary Parties believe to be false or who they otherwise believe, either alone, or Acting in Concert with others, is violating, evading or circumventing, or intends to violate, evade or circumvent, the terms and conditions of the Plan. Furthermore, in the event Order Forms (i) are not delivered and are returned, or notice of non-delivery is given, to the Bank, the Holding Company or the Mutual Holding Company by the United States Postal Service or (ii) are not mailed pursuant to a "no mail" order placed in effect by the account holder, the Subscription Rights of the Person to which such rights have been granted will lapse as though such Person failed to return the contemplated Order Form within the time period specified thereon. The Primary Parties may, but will not be required to, waive any irregularity on any Order Form or may require the submission of corrected Order Forms or the remittance of full payment for shares of Conversion Stock by such date as they may specify. The interpretation of the Primary Parties of the terms and conditions of the Order Forms shall be final and conclusive, subject to the authority of the OTS.

      SECTION 4.11 PAYMENT FOR CONVERSION STOCK

      All payments for Conversion Stock subscribed for or ordered in the Subscription Offering must be delivered in full to the Bank along with a properly completed and executed Order Form, on or prior to the expiration date specified on the Order Form, unless such date is extended by the Holding Company. Copies of an Order Form are not required to be accepted. The Bank shall not knowingly loan funds or otherwise extend credit to any Participant or other Person to purchase Conversion Stock. Each share of Conversion Stock shall be non-assessable upon payment in full of the Purchase Price.

      Payment for Conversion Stock will be permitted to be made in any of the following manners:

      (a) By check, bank draft or money order, provided that checks will only be accepted subject to collection; provided further that payments made in connection with a resolicitation as provided in the second sentence of Section 4.06(f) may be required by the Holding Company in its discretion to be made by certified check, bank draft or money order. Interest will be paid by the Bank, at not less than the rate per annum being paid by the Bank on its passbook savings accounts at the time the Subscription Offering commences, on payments for Conversion Stock received in the Subscription Offering by check, bank draft or money order from the date payment is received until the date the Reorganization is completed or terminated. The Bank shall be entitled to invest all amounts paid for Conversion Stock in the Subscription Offering for its own account until completion or termination of the Reorganization. The Bank may, at its discretion, hold funds received in the Subscription Offering in an account at another financial institution instead of at the Bank.

      (b) By appropriate authorization of withdrawal from a Deposit Account at the Bank. The Order Forms will contain appropriate means by which authorization of such withdrawals may be made. The Bank shall have the right to make such withdrawals or to freeze funds equal to the authorized withdrawal amount upon receipt of the Order Form. Interest will be paid by the Bank on the amounts withdrawn as if such amounts had remained in the accounts from which they were withdrawn until the date upon which the Reorganization is completed.

      (c) By wire transfer, only with the Bank's prior approval and in the Bank's sole discretion.

      (d) Payments for the purchase of Conversion Stock in the Offerings will be permitted through authorization of withdrawals from certificates of deposit at the Bank without early withdrawal or other penalties. If the remaining balances of the certificates of deposit after such withdrawals are less than the minimum qualifying balances, the certificates evidencing the accounts may be canceled upon consummation of the Reorganization, and the remaining balances transferred to a statement savings account that will thereafter earn interest at the passbook rate. Where any applicable required minimum balance is maintained in such certificate of deposit, the rate of return on the balance of the certificate of deposit will remain the same as prior to such early withdrawal. If the Bank withdraws funds from a subscriber's certificate of deposit, or places a hold on such account, in accordance with this Section 4.11, the certificate of deposit shall be handled in accordance with the Bank's ordinary procedures and the applicable terms and conditions for the account; provided, that if the certificate of deposit matures prior to the time the Reorganization is completed or is terminated and if the account is renewed, the hold will remain in place in accordance with the terms hereof, and if the certificate of deposit is not renewed, the funds shall be transferred to a statement savings account that will earn interest at the regular passbook rate.

      If the subscriber is a Tax-Qualified Employee Stock Benefit Plan, the subscribing Tax-Qualified Employee Stock Benefit Plan may pay for the shares of Conversion Stock at the Purchase Price on or prior to the effective date of the Reorganization. If the subscribing Tax-Qualified Employee Stock Benefit Plan is an ESOP, it may pay on or prior to the effective date of the Reorganization but only if it has received, prior to submitting its order, a loan commitment from the Holding Company or a source of funds acceptable to the Holding Company, committing to advance to the Tax-Qualified Employee Stock Benefit Plan on or before the effective date of the Reorganization the aggregated Purchase Price of the shares for which the Tax-Qualified Employee Stock Benefit Plan subscribed.

      The Primary Parties may permit institutional investors to submit contractually irrevocable orders in the Syndicated Offering or Public Offering, if any, and to thereafter submit payment for the Conversion Stock for which they are ordering in the Syndicated Offering or Public Offering, if any, any time prior to 48 hours before the completion of the Reorganization, unless such 48-hour time period is waived by the Primary Parties, in their sole discretion. Such payment by institutional investors may be made by wire transfer. All funds received by Participating Broker-Dealers in the Syndicated Offering or Public Offering will be handled in accordance with the applicable rules and regulations of the Securities and Exchange Commission.

      SECTION 4.12 ACCOUNT HOLDERS IN NONQUALIFIED STATES OR FOREIGN COUNTRIES

      The Primary Parties shall make reasonable efforts to comply with the securities laws of all jurisdictions in the United States in which Participants reside. However, no Participant will be offered or receive any Conversion Stock under the Plan if such Participant resides in a foreign country or resides in a jurisdiction of the United States with respect to which any of the following apply: (a) there are few Participants otherwise eligible to subscribe for shares under this Plan who reside in such jurisdiction; (b) the granting of Subscription Rights or the offer or sale of shares of Conversion Stock to such Participants would require any of the Primary Parties or their respective Directors and Officers, under the laws of such jurisdiction, to register as a broker-dealer, salesman or selling agent or to register or otherwise qualify the Conversion Stock for sale in such jurisdiction, or any of the Primary Parties would be required to qualify as a foreign corporation or file a consent to service of process in such jurisdiction; or (c) such registration, qualification or filing in the judgment of the Primary Parties would be impracticable or unduly burdensome for reasons of cost or otherwise.

      SECTION 4.13 PAYMENT OF FEES TO BROKERS

      The Primary Parties may elect to offer to pay fees on a per share basis to securities brokers who assist purchasers of Conversion Stock in the Offerings.

      SECTION 4.14 TIME LIMITS FOR SALE OF SHARES; EFFECT OF INABILITY TO SELL

      All shares of Conversion Stock not subscribed for at the completion of the Subscription Offering shall be sold within 45 days after completion of the Subscription Offering, or such longer period as the OTS may approve. If all shares are not sold as provided for herein, the Primary Parties will consult with the OTS to determine an alternative method of sale. If required by the OTS or the SEC in such event, a resolicitation of those Persons who have subscribed for shares will be made. If such an alternative method is not agreed upon, the Reorganization will not be effected, the Mutual Holding Company will remain in mutual form, all funds submitted to the Primary Parties as payment for shares of the Conversion Stock will be returned to subscribers, with interest as provided herein, and all withdrawal authorizations will be canceled.

                                   ARTICLE V.

           EFFECT OF REORGANIZATION; CERTAIN COVENANTS AND AGREEMENTS

      SECTION 5.01 CERTIFICATE OF INCORPORATION

      The Board of Directors of the Holding Company shall adopt an amendment and restatement of the certificate of incorporation of the Holding Company to provide for the issuance of additional shares of Holding Company Common Stock and to remove references to the Mutual Holding Company. A copy of the amended and restated certificate of incorporation, as approved by the Board of Directors, is attached hereto as Annex B and is a part of this Plan. By voting to adopt this Plan, Stockholders will be voting to adopt this amendment and restatement of the certificate of incorporation.

      SECTION 5.02 VOTING RIGHTS OF STOCKHOLDERS

      Following completion of the Reorganization, (a) voting rights with respect to the Bank shall continue to be held and exercised exclusively by the Holding Company as holder of all of the Bank's outstanding voting capital stock, except as may be provided in the federal stock charter of the Bank pursuant to any amendment thereto or the terms of any preferred stock issued thereunder, and (b) voting rights with respect to the Holding Company shall be held and exercised exclusively by the holders of the Holding Company Common Stock, except as may be provided for in the certificate of incorporation of the Holding Company pursuant to any amendment thereto or the terms of any preferred stock issued thereunder.

      SECTION 5.03 LIQUIDATION ACCOUNT

      At the time of the Mutual Holding Company Merger, (a) the Bank will terminate the liquidation account established in connection with the initial formation of the Mutual Holding Company and related minority stock offering and
(b) the Holding Company shall establish a liquidation account in an amount equal to the Bank's stockholder's equity as of the date of the latest statement of financial condition contained in the final Prospectus utilized in the Reorganization. The function of the liquidation account will be to preserve the rights of certain holders of Deposit Accounts who maintain such accounts in the Bank following the Reorganization to a priority in distributions in the unlikely event of a liquidation of the Bank subsequent to the Reorganization.

      The liquidation account shall be maintained for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders who maintain their Deposit Accounts in the Bank after the Reorganization. Each such account holder will, with respect to each Deposit Account held, have a related inchoate interest in a portion of the liquidation account balance, which interest will be referred to in this Section 5.03 as the "subaccount balance." All Deposit Accounts having the same social security number will be aggregated for purposes of determining the initial subaccount balance with respect to such Deposit Accounts, except as set forth below.

      In the event of a complete liquidation of the Bank subsequent to the Reorganization at a time when the Bank has a positive net worth (and only in such event), each Eligible Account Holder and Supplemental Eligible Account Holder shall be entitled to receive a liquidation distribution from the liquidation account established by the Holding Company in the amount of the then current subaccount balances for Deposit Accounts then held (adjusted as described below) before any liquidation distribution may be made with respect to the capital stock of the Bank.

      In the event of a complete liquidation of the Bank subsequent to the Reorganization at a time when (i) the Bank has a positive net worth and (ii) the Holding Company does not have sufficient assets (other than the stock of the Bank) to fund the obligation under the liquidation account, the Bank shall fund such remaining obligation as if the Bank had established the liquidation account rather than the Holding Company; provided, however, that the obligation of the Bank to so fund the obligation under the liquidation account on behalf of the Holding Company pursuant to this section shall not become effective until three years following the completion of the Reorganization.

      The Board of Directors of the Bank shall adopt an amendment and restatement of the Federal Stock Charter of the Bank to reflect this obligation with respect to the liquidation and to remove references to the Mutual Holding Company. A copy of the amended and restated Federal Stock Charter, as approved by the Board of Directors of the Bank, is attached hereto as Annex C and is a part of this Plan.

      No merger, consolidation, sale of bulk assets or similar combination transaction with another FDIC-insured institution in which the Bank is not the surviving entity shall be considered a complete liquidation for this purpose. In any such transaction, the obligation of the Bank hereunder with respect to the liquidation account shall be assumed by the surviving entity and in any such transaction involving the Holding Company in which the Holding Company is not the surviving entity the liquidation account shall be assumed by the surviving entity, except to the extent otherwise approved by the OTS.

      The initial subaccount balance for a Deposit Account held by an Eligible Account Holder or Supplemental Eligible Account Holder shall be determined by multiplying the opening balance in the liquidation account by a fraction, of which the numerator is the amount of the Qualifying Deposits of such account holder on the Eligibility Record Date or Supplemental Eligibility Record Date, as applicable, and the denominator is the total amount of Qualifying Deposits of all Eligible Account Holders or Supplemental Eligible Account Holders, as applicable, on the applicable date. If an account holder holds a Deposit Account on the Eligibility Record Date and a separate Deposit Account on the Supplemental Eligibility Record Date, separate initial subaccount balances shall be determined on the basis of the Qualifying Deposits in such Deposit Accounts on each such record date. Initial subaccount balances shall not be increased, and shall be subject to downward adjustment as follows: if the aggregate deposit balance in the Deposit Account of an Eligible Account Holder or Supplemental Eligible Account Holder at the close of business on any December 31, commencing on or after the effective date of the Reorganization, is less than (a) the aggregate deposit balance in such Deposit Account at the close of business on any other December 31 subsequent to the Eligibility Record Date or Supplemental Eligibility Record Date, as applicable, or (b) the Qualifying Deposits in such Deposit Account as of the Eligibility Record Date or the Supplemental Eligibility Record Date, as applicable, then the subaccount balance for such Deposit Account shall be adjusted by reducing such subaccount balance in an amount proportionate to the reduction in such deposit balance. In the event of such a downward adjustment, the subaccount balance shall not be subsequently increased, notwithstanding any subsequent increase in the deposit balance of the related Deposit Account. The subaccount balance of an Eligible Account Holder or Supplemental Eligible Account Holder will be reduced to zero if the account holder ceases to maintain a Deposit Account at the Bank that has the same social security number as appeared on his Deposit Account(s) at the Eligibility Record Date or the Supplemental Eligibility Record Date.

      Subsequent to the completion of the Reorganization, the Bank may not declare or pay cash dividends on, or repurchase any of, its capital stock, if such dividend or repurchase would reduce the Bank's regulatory capital below the amount then required for the liquidation account assuming the Holding Company had no assets to fund the obligation under the liquidation account; otherwise, the existence of the Bank's obligation hereunder with respect to the liquidation account shall not operate to restrict the use or application of any of the capital accounts of the Bank. The Bank shall not be required to set aside funds in connection with its obligation hereunder with respect to the liquidation account. Eligible Account Holders and Supplemental Eligible Account Holders do not retain any voting rights in either the Holding Company or the Bank based on their liquidation subaccounts.

      For purposes of this Section 5.03, a Deposit Account includes a predecessor or successor account which is held by an Account Holder with the same social security number.

      SECTION 5.04 TRANSFER OF DEPOSIT ACCOUNTS

      Each Person holding a Deposit Account at the Bank at the time of the Reorganization shall retain an identical Deposit Account at the Bank following the Reorganization in the same amount (as adjusted to give effect to any withdrawal made for the purchase of Conversion Stock) and subject to the same terms and conditions (except as to voting and liquidation rights).

      SECTION 5.05 REQUIREMENTS FOLLOWING CONVERSION FOR REGISTRATION, MARKET MAKING AND STOCK EXCHANGE LISTING

      In connection with the Reorganization, the Holding Company shall register the Conversion Stock pursuant to Section 12 of the Securities Exchange Act of 1934, as amended, and shall undertake not to deregister such stock for a period of three years thereafter. The Holding Company also shall use its best efforts to (i) encourage and assist a market maker to establish and maintain a market for the Conversion Stock and (ii) list the Conversion Stock on a national or regional securities exchange or to have quotations for such stock disseminated on the Nasdaq Stock Market.

      SECTION 5.06 DIRECTORS AND OFFICERS

      Each person serving as a Director or Officer of the Holding Company or the Bank at the time of the Reorganization shall continue to serve as a Director or Officer of the Holding Company or the Bank, as the case may be, for the balance of the term for which the person was elected prior to the Reorganization, and until a successor is elected and qualified. The number, names, business addresses and terms of the Directors of the Holding Company are set forth in the Plan of Merger included as Annex A hereto.

      SECTION 5.07 TAX RULINGS OR OPINIONS

      Consummation of the Reorganization is conditioned upon prior receipt by the Primary Parties of either a ruling from the U.S. Internal Revenue Service or an opinion of counsel with respect to federal tax laws, and either rulings from the State of New Jersey and the State of New York or opinions with respect to New Jersey and New York tax laws, substantially to the effect that consummation of the transactions contemplated hereby qualifies as a tax-free transaction for federal income tax purposes and will not result in any adverse federal, New Jersey state or New York state tax consequences to the Primary Parties or to Eligible Account Holders or Supplemental Eligible Account Holders before or after the Reorganization, except in each case to the extent, if any, that Subscription Rights are deemed to have fair market value on the date such rights are issued.

      SECTION 5.08 STOCK COMPENSATION PLANS; EMPLOYMENT AND SEVERANCE AGREEMENTS

      The Holding Company and the Bank are authorized to adopt Tax-Qualified Employee Stock Benefit Plans in connection with the Reorganization, including without limitation, an ESOP. Existing as well as any newly created Tax-Qualified Employee Stock Benefit Plans may purchase shares of Conversion Stock in the Offerings, to the extent permitted by the terms of such Tax-Qualified Employee Stock Benefit Plans and this Plan.

      The Holding Company and the Bank will restrict the implementation of stock option and management and employee stock benefit plans as required by the rules and regulations of the OTS, unless such requirements are waived by the OTS. Nothing herein shall be construed to prohibit a continuation of Non-Tax-Qualified Employee Stock Benefit Plans adopted and in effect prior to the Reorganization in accordance with their terms as then in effect.

      The Holding Company and the Bank are authorized to enter into employment or severance agreements with their Officers.

      SECTION 5.09 DIVIDEND AND REPURCHASE RESTRICTIONS ON STOCK

      Following consummation of the Reorganization, any repurchases of shares of capital stock by the Holding Company will be made in accordance with then applicable laws and regulations.

      The Bank may not declare or pay a cash dividend on, or repurchase any of, its capital stock if the effect thereof would cause the regulatory capital of the Bank to be reduced below the amount then required for the liquidation account established by the Holding Company pursuant to Section 5.03 hereof. Any dividend declared or paid on, or repurchase of, the Bank's capital stock also shall be in compliance with applicable law and regulations.

      Subsequent to the effective date of the Reorganization, the Board of Directors of the Holding Company, subject to the provisions of the certificate of incorporation and bylaws of the Holding Company, shall have the authority to issue any of the authorized, unissued and unreserved shares of its common and preferred stock and to fix the relative designations, powers, preferences, rights, qualifications, limitations and restrictions of such preferred stock. Except as may be required by the Delaware General Corporation Law or otherwise, the Board of Directors of the Holding Company shall have sole discretion in the decision to issue such shares and no stockholder approval will be required for the issuance of such shares.

                                  ARTICLE VI.

                              CERTAIN RESTRICTIONS

      SECTION 6.01 RESTRICTIONS ON STOCK PURCHASES BY DIRECTORS AND OFFICERS FOLLOWING THE REORGANIZATION

      For a period of three years following the Reorganization, the Directors and Officers of the Holding Company and the Bank and their Associates may not purchase, without the prior written approval of the OTS, Holding Company Common Stock except from a broker-dealer registered with the SEC. This prohibition shall not apply, however, to (i) any negotiated transaction involving more than 1% of the then outstanding Holding Company Common Stock and (ii) purchases of stock made by any Tax-Qualified Employee Stock Benefit Plan or effected pursuant to any Non-Tax-Qualified Employee Stock Benefit Plans, regardless of whether adopted and in effect prior to or after completion of the Reorganization, which may be attributable to individual Officers or Directors.

      The foregoing restriction on purchases of Holding Company Common Stock shall be in addition to any restrictions that may be imposed by federal and state securities laws.

      SECTION 6.02 RESTRICTIONS ON TRANSFER OF STOCK

      All shares of Conversion Stock which are purchased by Persons other than Directors and Officers and their Associates shall be transferable without restriction, except in connection with a transaction proscribed by Section 6.03 of this Plan. Shares of Conversion Stock purchased by Directors or Officers, or their Associates, of the Holding Company and the Bank on original issue from the Holding Company (by subscription or otherwise) shall be subject to the restriction that such shares shall not be sold or otherwise disposed of for value for a period of one year following the date of purchase, except for any disposition of such shares following the death of the original purchaser or pursuant to any merger or similar transaction approved by the OTS. The shares of Conversion Stock issued by the Holding Company to Directors and Officers and their Associates shall bear the following legend giving appropriate notice of such one-year restriction:

            "The shares of stock evidenced by this Certificate are restricted as to transfer for a period of one year from the date of this Certificate pursuant to Part 563b of the Rules and Regulations of the Office of Thrift Supervision. These shares may not be transferred during such one-year period without a legal opinion of counsel for the Company that said transfer is permissible under the provisions of applicable law and regulation. This restrictive legend shall be deemed null and void after one year from the date of this Certificate."

      In addition, the Holding Company shall give appropriate instructions to the transfer agent for the Holding Company Common Stock with respect to the applicable restrictions relating to the transfer of restricted stock. Any shares issued at a later date as a stock dividend, stock split or otherwise with respect to any such restricted stock shall be subject to the same holding period restrictions as may then be applicable to such restricted stock and any certificate for such shares shall bear a legend advising of such restrictions.

      The foregoing restriction on transfer shall be in addition to any restrictions on transfer that may be imposed by federal and state securities laws.

      SECTION 6.03 RESTRICTIONS ON ACQUISITION OF STOCK OF THE HOLDING COMPANY

      The certificate of incorporation of the Holding Company prohibits any Person (except for the Mutual Holding Company and certain other Persons) to directly or indirectly acquire or hold the beneficial ownership of more than 10% of the issued and outstanding Holding Company Common Stock, exclusive of any shares beneficially owned by the Mutual Holding Company. The certificate of incorporation of the Holding Company also contains a provision to the effect that any record owner of any outstanding shares of Holding Company Common Stock (except for the Mutual Holding Company and certain other Persons) who beneficially owns in excess of 10% of such outstanding shares, exclusive of any shares beneficially owned by the Mutual Holding Company, shall be entitled to cast only 1/100th of one vote per share with respect to any shares held in excess of such 10%. In addition, the certificate of incorporation and bylaws of the

Holding Company contain provisions for staggered terms of the directors, non-cumulative voting for directors, limitations on the calling of special meetings, a fair price provision for certain business combinations and certain notice requirements.

      For a period of three years from the date of completion of the Reorganization, no Person, other than the Holding Company, shall directly or indirectly offer to acquire or acquire the beneficial ownership of more than 10% of any class of any equity security of the Bank without the prior written consent of the OTS.

                                  ARTICLE VII.

                                  MISCELLANEOUS

      SECTION 7.01 EXPENSES

      OTS regulations require that the expenses of the Offerings must be reasonable. The Primary Parties will use their best efforts to assure that the expenses incurred by them in effecting the Reorganization, including the Offerings, will be reasonable.

      SECTION 7.02 AMENDMENT OR TERMINATION OF THE PLAN

      If deemed necessary or desirable by the Boards of Directors of the Primary Parties, this Plan may be substantively amended, as a result of comments from regulatory authorities or otherwise, at any time prior to the solicitation of proxies from Members and Stockholders to vote on the Plan and at any time thereafter with the concurrence of the OTS. Any amendment to this Plan made after approval by the Members and Stockholders with the concurrence of the OTS shall not necessitate further approval by the Members or Stockholders unless otherwise required by the OTS. This Plan shall terminate if the sale of all shares of Conversion Stock is not completed within 24 months from the date of the Special Meeting. Prior to the earlier of the Special Meeting or the Stockholders' Meeting, this Plan may be terminated by the Boards of Directors of the Primary Parties without approval of the OTS; after the earlier of the Special Meeting or the Stockholders' Meeting, the Boards of Directors may terminate this Plan only with the approval of the OTS.

      SECTION 7.03 INTERPRETATION OF THE PLAN

      All interpretations of this Plan and application of its provisions to particular circumstances by a majority of each of the Boards of Directors of the Primary Parties shall be final, subject to the authority of the OTS.

      SECTION 7.04 SEVERABILITY

      If any term, provision, covenant or restriction contained in this Plan is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions contained in this Plan shall remain in full force and effect, and shall in no way be affected, impaired or invalidated.

      SECTION 7.05 MISCELLANEOUS

      This Plan is to be governed by and construed in accordance with the laws of the United States. None of the cover page, the table of contents, or the section headings are to be considered a part of this Plan, but are included solely for convenience of reference and shall in no way define, limit, extend, or describe the scope or intent of any of the provisions hereof. Any reference to a Section or Article shall refer to a Section or Article of this Plan, unless otherwise stated. Except for such rights as are set forth herein for Eligible Account Holders and Supplemental Eligible Account Holders, this Plan shall create no rights in any Person. The terms defined in this Plan have the meanings assigned to them in this Plan and include the plural as well as the singular, and words of any gender shall include each other gender where appropriate.